EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES INCREASED

2016 EARNINGS AND 2017 DIVIDEND

Eau Claire, Wisconsin (February 10, 2017) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2016 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “The January 3, 2017 sale of the assets of the Company’s Absorbent Product segment has had a significant effect on both the 2016 net sales and earnings lines as the segment’s business has been reclassified as discontinued. Sales and expenses are netted as ’earnings (losses) from a discontinued business.’” Parent intercompany charges have also been reclassified as earnings of the discontinued business. Net 2016 consolidated sales as restated decreased from 2015’s levels by $13.7 million or 4.0% to $341.9 million due to a $17.8 million decline at the Housewares/Small Appliance segment, offset in part by a $4.1 million or 1.8% increase in the Defense segment’s volume. The Defense segment’s increase largely reflected shipments from its backlog. The Housewares/Small Appliance’s decline was due to a “perfect storm” of events that included a struggling retail environment, changes in customers’ product assortments and promotions, as well as sourcing issues.”

Net consolidated earnings improved by $4.1 million or 10% to $44.6 million ($6.39 per share) from 2015’s $40.5 million ($5.83 per share). The portions that were reclassified as discontinued were: $2.6 million or $0.38 per share in 2016 versus -$1.7 million or -$0.24 per share in 2015. Earnings from Continuing Operations were essentially flat at $41.9 million for 2016 versus $42.1 million in 2015. Due to a change in the number of outstanding shares, earnings per share from continuing earnings were $6.01 compared to $6.07 in the prior year. Increases in operating earnings at the Defense Segment were offset by a comparable decline at the Housewares/Small Appliance segment. The latter were largely attributable to the sales drop mentioned above. Accounting adjustments stemming from year-to-year differences in the amortization and write-off of defense intangible assets accounted for about 69% of the Defense segment’s year over year operating improvement.

The Board of Directors of National Presto Industries, Inc. announced today the 2017 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $4.50. The 2017 dividend is the most recent in an unbroken history of seventy-three years. The record date for the dividend will be March 1, 2017, and the payment date, March 15, 2017. In addition, the Board confirmed May 16, 2017 as the date of the Company’s 2017 annual meeting of shareholders. The record date for the annual meeting will be March 16, 2017.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

	YEAR ENDED DECEMBER 31
	2016	2015
Net Sales*	$341,905,000	$355,649,000
Net Earnings	$44,564,000	$40,496,000
Net Earnings Per Share	$6.39	$5.83
Weighted Shares Outstanding	6,970,000	6,951,000

*Sales for both years exclude those of the Absorbent Products segment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.